Exhibit 99.1

Genasys™ Inc. Reports Fiscal Third Quarter 2020 Financial Results

SAN DIEGO, Aug. 10, 2020 (GLOBE NEWSWIRE) -- Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions, today announced record fiscal third quarter revenues in its financial results for the period ended June 30, 2020.

Fiscal Third Quarter 2020 Financial Summary

Fiscal 2020 third quarter revenues were $12.0 million, an increase of 35% from $8.9 million in the same period last year, and the highest revenue in any third quarter in the Company's history. The increase in revenues was due to a larger backlog and the timing of deliveries in backlog as of March 31, 2020, as compared to March 31, 2019.

Gross profit margin was 54.1%, compared with 51.9% in the third quarter of fiscal 2019. Gross profit increased primarily due to higher revenues, which further leveraged the Company's fixed operating expenses.

Operating expenses were $4.5 million, an increase of 16% from $3.9 million in the same period a year ago. The increase was primarily due to higher selling, general and administrative expenses to support the higher revenue and future revenue growth opportunities.

Net income in the quarter was $1.5 million, or $0.04 per diluted share, compared with $0.6 million, or $0.02 per diluted share, in the third quarter of fiscal 2019.

Cash and cash equivalents totaled $20.7 million on June 30, 2020, up from $16.4 million on March 31, 2020, and $18.8 million on September 30, 2019.

Working capital totaled $26.9 million on June 30, 2020, compared with $24.8 million on September 30, 2019.

“Record fiscal third quarter revenues were driven by a 115% increase in acoustic hailing device (“AHD”) revenues, as compared with the same period last year,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “Bookings for the quarter were $22.7 million, an increase of 118% from fiscal third quarter 2019 bookings. Backlog at June 30, 2020 also increased to $26.4 million. Strong fiscal third quarter bookings and backlog have the Company on track for record fiscal year revenues.”

First Nine Months Financial Summary

Revenues for the first nine months of fiscal 2020 were $29.0 million, compared with $29.2 million in the same period last year.

Gross profit margin was 52.0%, compared with 50.9% the first nine months of fiscal 2019. Gross profit increased primarily due to a better mix of revenue.

Operating expenses were $12.1 million, an increase of 6% from $11.5 million in the same period a year ago. The increase was primarily due to higher selling, general and administrative expenses.

Net income for the first nine months was $2.4 million, or $0.07 per diluted share, compared with $2.9 million, or $0.09 per diluted share, in the first nine months of fiscal 2019. The decrease was primarily due to higher operating expenses in the current year to date period.

Select Fiscal Third Quarter 2020 Operating and Business Highlights

●	Announced $14.5 million in U.S. Army follow-on AHD orders

●	Received $4.3 million U.S. Navy IDIQ AHD contract

●	Donated Genasys Personal Safety Service software module to help unify the Salvation Army Western Territory's COVID-19 response

●	Announced $3.9 million in international naval, border, port and homeland security orders

●	Received $1.4 million in AHD orders for U.S. military and government agencies

●	Became an official Federal Emergency Management Agency IPAWS-OPEN software service provider

●	Presented webinars outlining the Company’s National Emergency Warning System (“NEWS”) solution for the June 2022 European Emergency Warning directive (EECC, Article 110)

“The entire Genasys team has done a terrific job to help position the Company for another fiscal year of record revenues in spite of unprecedented headwinds from the COVID-19 pandemic,” Mr. Danforth added. “As announced earlier today, using our strong balance sheet to acquire enterprise software service provider, Amika Mobile, is expected to strengthen our Software-as-a-Service (“SaaS”) business and extend our products into large enterprise vertical markets.”

“We are pursuing additional acquisitions of complementary products, services and technology that will further augment our SaaS business,” continued Mr. Danforth. “By enhancing our SaaS product offerings and expanding our addressable markets, we plan to accelerate revenue growth and maximize shareholder value.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal third quarter 2020 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:
https://www.webcaster4.com/Webcast/Page/1375/35822.

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.
Genasys™ is a global provider of critical communications systems and solutions to help keep people safe. Genasys provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company’s unified critical communications platform includes its National Emergency Warning System (NEWS), Personal Safety Service (PSS), Team Safety Management (TSM), LRAD® voice broadcast systems and more.

Genasys systems are in service in 72 countries and in more than 450 U.S. cities in diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security and many more. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the failure of the proposed Amika Mobile transaction to close on the expected timeline or at all; the effect of the Amika Mobile announcement of the transaction on customer relationships and operating results; the ability to meet all closing conditions to the Amika Mobile transaction; and the business impact of health crises or outbreaks of disease, such as epidemics or pandemics, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2019. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Jim Fanucchi and Satya Chillara
Darrow Associates, Inc.
ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(000's omitted)

	June 30,
	2020	September 30,
	(unaudited)	2019
ASSETS
Current assets:
Cash and cash equivalents	$20,668	$18,819
Short-term marketable securities	4,054	3,695
Restricted cash	271	263
Accounts receivable, net	6,378	3,644
Inventories, net	7,334	5,835
Prepaid expenses and other	1,053	1,782
Total current assets	39,758	34,038
Long-term marketable securities	3,337	1,385
Long-term restricted cash	395	435
Deferred tax assets, net	4,645	5,387
Property and equipment, net	1,985	2,269
Goodwill	2,371	2,306
Intangible assets, net	981	1,176
Operating lease right of use asset	5,428	-
Prepaid expenses and other - noncurrent	124	124
Total assets	$59,024	$47,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,907	$860
Accrued liabilities	8,883	8,134
Notes payable, current portion	288	280
Operating lease liabilities, current portion	752	-
Total current liabilities	12,830	9,274

Notes payable, less current portion	17	33
Other liabilities, noncurrent	384	2,432
Operating lease liabilities, noncurrent	6,586	-
Total liabilities	19,817	11,739

Total stockholders' equity	39,207	35,381
Total liabilities and stockholders' equity	$59,024	$47,120

Genasys Inc.
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues	$11,971	$8,864	$29,029	$29,233
Cost of revenues	5,500	4,262	13,946	14,351
Gross profit	6,471	4,602	15,083	14,882

Operating expenses:
Selling, general and administrative	3,330	2,713	8,884	7,939
Research and development	1,200	1,203	3,233	3,531
Total operating expenses	4,530	3,916	12,117	11,470

Income from operations	1,941	686	2,966	3,412
Other income and expense, net	36	70	202	126
Income before income taxes	1,977	756	3,168	3,538
Income tax expense	473	118	742	675
Net income	$1,504	$638	$2,426	$2,863

Net income per common share:
Basic	$0.05	$0.02	$0.07	$0.09
Diluted	$0.04	$0.02	$0.07	$0.09

Weighted average common shares outstanding:
Basic	33,289,426	32,575,118	33,122,042	32,684,311
Diluted	34,280,915	33,372,777	33,878,243	33,341,057